EXHIBIT 99.1

Starbucks Contact, Investor Relations:	Starbucks Contact, Media:
JoAnn DeGrande	Valerie O’Neil
206-318-7893	206-318-8953
jdegrand@starbucks.com	voneil@starbucks.com
Starbucks Announces Q3 2006 Results and July 2006 Revenues
Company Increases New Store Opening Pace for Fiscal 2006 and Fiscal 2007
Maintains 2006 Financial Outlook and Announces Strong Fiscal 2007 Growth Targets

SEATTLE; August 2, 2006 – Starbucks Corporation (NASDAQ: SBUX) today announced earnings for its fiscal third quarter ended July 2, 2006, revenues for the four-week period ended July 30, 2006, and introduced targets for fiscal 2007.
Fiscal Third Quarter 2006 Results:
•	Record quarterly consolidated net revenues of $2 billion, an increase of 23 percent

•	Third quarter net earnings of $145 million, an increase of 16 percent

•	Earnings per share of $0.18, compared to $0.16 in the third quarter of fiscal 2005

•	Q3 2006 earnings per share includes $0.01 related to a one-time tax benefit
July 2006 Revenue Highlights:
•	Net revenues increased 20 percent, to $596 million

•	Comparable store sales rose four percent
Fiscal 2006 Targets:
•	New store openings target raised from 1,800 to at least 2,000 net new stores on a global basis

•	Fiscal Q4 earnings per share target maintained at $0.16 — $0.17 per share

•	Fiscal 2006 earnings per share target maintained at $0.71 — $0.72, excluding $0.01 related to fiscal Q3 one-time tax benefit
Introducing Fiscal 2007 Targets:
•	New store openings targeted at approximately 2,400 net new stores on a global basis in fiscal 2007, up from 2,000 new stores in fiscal 2006

•	Total net revenue growth target set at approximately 20 percent; comparable store sales growth of three to seven percent

•	Fiscal 2007 earnings per share target range set at $0.87 — $0.89, reflecting growth of approximately 20 to 25 percent over fiscal 2006, excluding FY 2006 one-time tax benefit of $0.01
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“Our third quarter financial results demonstrate the continued strength in both our U.S. and International operations,” commented Jim Donald, Starbucks president and ceo. “Record third-quarter store openings helped drive robust revenue growth and our strong year-to-date results position us well to achieve our fiscal 2006 targets. We are confident in our growth potential and our ability to execute on that growth potential.”
Added Donald, “July marked our 175th consecutive month of comparable store sales growth and we remain comfortable with our three to seven percent target range for the remainder of the fiscal year.”
Consolidated Financial and Operating Summary
Company-operated retail revenues increased 22 percent to $1.7 billion for the 13 weeks ended July 2, 2006, from $1.4 billion for the same period in fiscal 2005. The increase was primarily attributable to the opening of 955 new Company-operated retail stores in the last 12 months and comparable store sales growth of six percent for the quarter. The increase in comparable store sales was due to a four percent increase in the number of customer transactions and a two percent increase in the average value per transaction.
Specialty revenues increased 23 percent to $303 million for the 13 weeks ended July 2, 2006, compared to $245 million for the corresponding period of fiscal 2005. Licensing revenues increased 27 percent to $216 million primarily due to higher product sales and royalty revenues from the opening of 1,158 new licensed retail stores in the last 12 months and, to a lesser extent, growth in the licensed grocery and warehouse club business. Foodservice and other revenues increased 15 percent to $86 million primarily due to growth in the U.S. foodservice business.
Cost of sales including occupancy costs increased to 41.0 percent of total net revenues for the 13 weeks ended July 2, 2006, compared to 40.6 percent in the corresponding 13-week period of fiscal 2005. This increase was due to higher green coffee costs.
Store operating expenses as a percentage of Company-operated retail revenues increased to 41.3 percent for the 13 weeks ended July 2, 2006, from 40.2 percent for the corresponding period of fiscal 2005, primarily due to higher payroll-related expenditures from the recognition of stock-based compensation expense and higher employee benefits costs. In addition, the Company held regional leadership conferences for its retail management employees during its third fiscal quarter of 2006, which replaced a North American leadership conference held during the fiscal second quarter of 2005.
Other operating expense (expenses associated with the Company’s specialty operations) increased to 23.0 percent of total specialty revenues for the 13 weeks ended July 2, 2006, compared to 19.8 percent in the corresponding period of fiscal 2005. The increase was primarily due to higher marketing and advertising costs related to Starbucks ready-to-drink coffee beverages in Japan, Taiwan and Korea as well as in our
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emerging U.S. Entertainment business. In addition, the recognition of stock-based compensation expense increased payroll-related expenditures.
Depreciation and amortization expenses increased to $99 million for the 13 weeks ended July 2, 2006, compared to $85 million for the corresponding period of fiscal 2005. The increase was primarily due to the opening of 955 new Company-operated retail stores in the last 12 months. As a percentage of total net revenues, depreciation and amortization expenses decreased to 5.0 percent for the 13 weeks ended July 2, 2006, from 5.3 percent for the corresponding 13-week period of fiscal 2005.
General and administrative expenses increased to $115 million for the 13 weeks ended July 2, 2006, compared to $91 million for the corresponding period of fiscal 2005. The increase was primarily due to higher payroll-related expenditures from stock-based compensation and additional employees to support continued global growth. As a percentage of total net revenues, general and administrative expenses increased to 5.9 percent for the 13 weeks ended July 2, 2006, from 5.7 percent for the corresponding period of fiscal 2005.
Income from equity investees increased 42 percent to $26 million for the 13 weeks ended July 2, 2006, compared to $18 million for the corresponding period of fiscal 2005. The increase was primarily due to volume-driven results for The North American Coffee Partnership, which produces bottled Frappuccino® and Starbucks DoubleShot® coffee drinks, and improved results from international investees, particularly in Japan.
Operating income increased 8 percent to $215 million for the 13 weeks ended July 2, 2006, compared to $200 million for the corresponding 13-week period of fiscal 2005. Operating margin decreased to 10.9 percent of total net revenues for the 13 weeks ended July 2, 2006, compared to 12.5 percent for the corresponding period of fiscal 2005, primarily due to the recognition of stock-based compensation.
Income taxes for the 13 weeks ended July 2, 2006, resulted in an effective tax rate of 33.7 percent, compared to 38.1 percent for the corresponding 13-week period of fiscal 2005. The decline in the effective tax rate was primarily due to the settlement in the current period of a multi-year income tax audit in a foreign jurisdiction for which the Company had established a contingent liability.
Net earnings for the 13 weeks ended July 2, 2006, increased 16 percent to $145 million from $126 million for the same period in fiscal 2005. Earnings per share were $0.18 for the 13 weeks ended July 2, 2006, including a $0.01 per share benefit from the tax settlement discussed above, compared to $0.16 per share for the comparable period in fiscal 2005.
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Updated Fiscal 2006 Targets:
Starbucks provided updated fiscal 2006 targets:
•	Starbucks now expects to open at least 2,000 net new stores on a global basis in fiscal 2006, an increase of 200 new stores from the Company’s previous target of 1,800. In the United States, Starbucks now plans to open approximately 750 Company-operated locations and 650 licensed locations. In International markets, Starbucks now plans to open approximately 200 Company-operated stores and 400 licensed stores;

•	The Company continues to target total net revenue growth of approximately 20 percent and comparable store sales growth in the range of three percent to seven percent, with monthly anomalies;

•	Based on third quarter results along with its current outlook for the balance of year, Starbucks is now targeting earnings per share in the range of $0.72 to $0.73 for fiscal 2006. This target includes $0.01 per share related to a one-time tax benefit recorded in the fiscal third quarter and, excluding that benefit, is consistent with the Company’s previous target range of $0.71 — $0.72 per share. Both the new target and the previous target ranges include stock-based compensation expense estimated at approximately $0.09 per share;

•	The effective tax rate is expected to be approximately 38 percent for the fiscal fourth quarter, and;

•	Starbucks is now targeting capital expenditures of approximately $800 million in fiscal 2006, an increase from the previous target of $750 million — $775 million, primarily driven by the acceleration in new store development.
Fiscal 2007 Targets:
Looking ahead, Starbucks introduced the following fiscal 2007 targets:
•	The Company is again accelerating its store development plans and expects to open approximately 2,400 net new stores on a global basis in fiscal 2007, an increase of 400 stores compared to its newly raised fiscal 2006 target. In the United States, Starbucks plans to open approximately 1,000 Company-operated locations and 700 licensed locations. In International markets, Starbucks plans to open approximately 300 Company-operated stores and 400 licensed stores;

•	Starbucks is targeting total net revenue growth of approximately 20 percent and comparable store sales growth in the range of three percent to seven percent, with monthly anomalies, again in fiscal 2007;

•	Starbucks is targeting earnings per share of $0.87 to $0.89 for fiscal 2007, which reflects growth of approximately 20 percent to 25 percent compared to the Company’s fiscal 2006 earnings per share target range of $0.72 to $0.73 when adjusted to exclude the one-time tax benefit of $0.01 recorded in the fiscal 2006 third quarter;
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•	The Company is targeting an effective tax rate of approximately 38 percent, with quarterly variations, and;

•	Capital expenditures are expected to be in the range of $950 million to $1.0 billion in fiscal 2007.
Starbucks will be holding a conference call today at 1:30 p.m. Pacific Time, which will be hosted by Howard Schultz, chairman, Jim Donald, president and ceo, and Michael Casey, executive vice president and chief financial officer. The call will be broadcast live over the Internet and can be accessed at the Company’s web site address of http://www.starbucks.com/aboutus/investor.asp. A replay of the call will be available via telephone through 5:30 p.m. Pacific Time on Wednesday, August 2, 2006, by calling 1-800-642-1687, reservation number 3728558. A posting of speaker remarks and a replay of the call will also be available via the Investor Relations page on Starbucks.com through approximately 5:00 p.m. Pacific Time on Wednesday, August 30, 2006, at the following URL: http://www.starbucks.com/aboutus/investor.asp.
The Company’s consolidated financial statements, operating segment results, and other additional information have been provided on the following pages in accordance with current year classifications. This information should be reviewed in conjunction with this press release. Please refer to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on December 16, 2005, for additional information.
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STARBUCKS CORPORATION
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited)

	13 Weeks Ended			13 Weeks Ended
	July 2,	July 3,	%	July 2,	July 3,
	2006	2005	Change	2006	2005
	(in thousands, except per share data)			As a % of total net revenues
Net revenues:

Company-operated retail	$1,660,977	$1,356,605	22.4%	84.6%	84.7%
Specialty:
Licensing	216,267	170,330	27.0%	11.0%	10.6%
Foodservice and other	86,429	74,864	15.4%	4.4%	4.7%

Total specialty	302,696	245,194	23.5%	15.4%	15.3%

Total net revenues	1,963,673	1,601,799	22.6%	100.0%	100.0%

Cost of sales including occupancy costs	804,889	649,831		41.0%	40.6%
Store operating expenses (a)	686,602	546,008		35.0%	34.1%
Other operating expenses (b)	69,478	48,464		3.5%	2.9%
Depreciation and amortization expenses	98,539	85,363		5.0%	5.3%
General and administrative expenses	115,258	90,637		5.9%	5.7%

Subtotal operating expenses	1,774,766	1,420,303	25.0%	90.4%	88.6%

Income from equity investees	25,666	18,074		1.3%	1.1%

Operating income	214,573	199,570	7.5%	10.9%	12.5%

Interest and other income, net	5,028	3,235		0.3%	0.2%

Earnings before income taxes	219,601	202,805	8.3%	11.2%	12.7%

Income taxes(c)	74,103	77,292		3.8%	4.9%

Net earnings	$145,498	$125,513	15.9%	7.4%	7.8%

Net earnings per common share — diluted	$0.18	$0.16
Weighted avg. shares outstanding — diluted	798,259	808,037

(a)	As a percentage of related Company-operated retail revenues, store operating expenses were 41.3 percent for the 13 weeks ended July 2, 2006, and 40.2 percent for the 13 weeks ended July 3, 2005.

(b)	As a percentage of related total specialty revenues, other operating expenses were 23.0 percent for the 13 weeks ended July 2, 2006, and 19.8 percent for the 13 weeks ended July 3, 2005.

(c)	The effective tax rates were 33.7 percent for the 13 weeks ended July 2, 2006, and 38.1 percent for the 13 weeks ended July 3, 2005.
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STARBUCKS CORPORATION
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited)

	39 Weeks Ended			39 Weeks Ended
	July 2,	July 3,	%	July 2,	July 3,
	2006	2005	Change	2006	2005
	(in thousands, except per share data)			As a % of total net revenues
Net revenues:

Company-operated retail	$4,888,804	$3,999,213	22.2%	84.5%	84.9%
Specialty:
Licensing	637,771	488,835	30.5%	11.0%	10.4%
Foodservice and other	257,012	222,011	15.8%	4.5%	4.7%

Total specialty	894,783	710,846	25.9%	15.5%	15.1%

Total net revenues	5,783,587	4,710,059	22.8%	100.0%	100.0%

Cost of sales including occupancy costs	2,343,800	1,926,326		40.5%	40.9%
Store operating expenses (a)	1,974,041	1,599,958		34.2%	34.0%
Other operating expenses (b)	192,274	139,092		3.3%	3.0%
Depreciation and amortization expenses	284,335	251,694		4.9%	5.3%
General and administrative expenses	358,194	256,165		6.2%	5.4%

Subtotal operating expenses	5,152,644	4,173,235	23.5%	89.1%	88.6%

Income from equity investees	65,371	47,179		1.1%	1.0%

Operating income	696,314	584,003	19.2%	12.0%	12.4%

Interest and other income, net	8,439	12,371		0.2%	0.3%

Earnings before income taxes	704,753	596,374	18.2%	12.2%	12.7%

Income taxes(c)	257,783	225,726		4.5%	4.8%

Net earnings	$446,970	$370,648	20.6%	7.7%	7.9%

Net earnings per common share — diluted	$0.56	$0.45
Weighted avg. shares outstanding — diluted	795,285	822,245

(a)	As a percentage of related Company-operated retail revenues, store operating expenses were 40.4 percent for the 39 weeks ended July 2, 2006, and 40.0 percent for the 39 weeks ended July 3, 2005.

(b)	As a percentage of related total specialty revenues, other operating expenses were 21.5 percent for the 39 weeks ended July 2, 2006, and 19.6 percent for the 39 weeks ended July 3, 2005.

(c)	The effective tax rates were 36.6 percent for the 39 weeks ended July 2, 2006, and 37.8 percent for the 39 weeks ended July 3, 2005.
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STARBUCKS CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	July 2,	October 2,
	2006	2005
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$215,739	$173,809
Short-term investments — available-for-sale securities	175,851	95,379
Short-term investments — trading securities	50,389	37,848
Accounts receivable, net of allowances of $5,985 and $3,079, respectively	184,941	190,762
Inventories	557,359	546,299
Prepaid expenses and other current assets	95,424	94,429
Deferred income taxes, net	89,969	70,808

Total current assets	1,369,672	1,209,334

Long-term investments — available-for-sale securities	24,045	60,475
Equity and other investments	217,306	201,089
Property, plant and equipment, net	2,090,903	1,842,019
Other assets	147,648	72,893
Other intangible assets	36,821	35,409
Goodwill	166,047	92,474

TOTAL ASSETS	$4,052,442	$3,513,693

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$255,158	$220,975
Accrued compensation and related costs	293,186	232,354
Accrued occupancy costs	51,797	44,496
Accrued taxes	70,543	78,293
Short-term borrowings	200,000	277,000
Other accrued expenses	215,810	198,082
Deferred revenue	235,528	175,048
Current portion of long-term debt	758	748

Total current liabilities	1,322,780	1,226,996

Long-term debt	2,300	2,870
Other long-term liabilities	222,267	193,565

Shareholders’ equity:
Common stock — Authorized, 1,200,000,000 shares; issued and outstanding 768,376,679 and 767,442,110 shares, respectively, (includes 3,394,200 common stock units in both periods)	768	767
Additional paid-in-capital	42,065	90,201
Other additional paid-in-capital	39,393	39,393
Retained earnings	2,385,957	1,938,987
Accumulated other comprehensive income	36,912	20,914

Total shareholders’ equity	2,505,095	2,090,262

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$4,052,442	$3,513,693

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STARBUCKS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in thousands)

	39 Weeks Ended
	July 2,	July 3,
	2006	2005
OPERATING ACTIVITIES:
Net earnings	$446,970	$370,648
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	303,210	271,795
Provision for impairments and asset retirements	12,017	15,159
Deferred income taxes	(75,094)	(37,484)
Equity in income of investees	(40,989)	(27,644)
Distribution from equity investees	37,499	24,342
Stock-based compensation	78,698	—
Tax benefit from exercise of non-qualified stock options	908	99,798
Excess tax benefit from exercise of non-qualified stock options	(93,327)	—
Net amortization of premium on securities	1,643	9,248
Cash provided/(used) by changes in operating assets and liabilities:
Inventories	(6,672)	(72,292)
Accounts payable	27,549	(16,440)
Accrued compensation and related costs	58,535	7,393
Accrued taxes	85,308	32,994
Deferred revenue	60,085	51,616
Other operating assets and liabilities	39,434	30,191

Net cash provided by operating activities	935,774	759,324

INVESTING ACTIVITIES:
Purchase of available-for-sale securities	(529,764)	(616,093)
Maturity of available-for-sale securities	193,184	449,524
Sale of available-for-sale securities	291,878	507,589
Acquisitions, net of cash acquired	(90,578)	(18,976)
Net (purchases)/sales of equity, other investments and other assets	(19,938)	6,676
Net additions to property, plant and equipment	(522,348)	(469,916)

Net cash used by investing activities	(677,566)	(141,196)

FINANCING ACTIVITIES:
Proceeds from issuance of common stock	131,824	145,870
Excess tax benefit from exercise of non-qualified stock options	93,327	—
Net repayments of revolving credit facility	(77,000)	—
Repurchase of common stock	(367,771)	(777,657)
Principal payments on long-term debt	(560)	(550)

Net cash used by financing activities	(220,180)	(632,337)
Effect of exchange rate changes on cash and cash equivalents	3,902	(732)

Net increase/(decrease) in cash and cash equivalents	41,930	(14,941)

CASH AND CASH EQUIVALENTS:
Beginning of period	173,809	145,053

End of the period	$215,739	$130,112

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the 39 weeks ended:
Interest	$4,892	$333
Income taxes	$239,004	$129,530
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Stock Compensation Expense
Effective October 3, 2005, the beginning of Starbucks first fiscal quarter of 2006, the Company adopted the fair value recognition provisions of Financial Accounting Standards Board Statement No. 123(R), “Share-Based Payment” (“SFAS 123R”). SFAS 123R requires all stock-based compensation, including grants of employee stock options, to be recognized in the statement of earnings based on their fair values. The Company adopted this accounting treatment using the modified prospective transition method, as permitted under SFAS 123R; therefore results for prior periods have not been restated. Prior to the adoption of SFAS 123R, the Company accounted for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. Accordingly, stock-based compensation was included as pro forma disclosure in the financial statement footnotes. The Company is providing the table below because management believes it provides useful information to investors regarding the Company’s results of operations by separately identifying the stock-based compensation expense and providing reported amounts on a basis comparable to that used in prior periods. In addition, the Company’s internal reporting and budgeting, as well as the calculation of its incentive compensation payments, excludes stock-based compensation expense from reported amounts. The amounts shown in the column below entitled “Using Previous Accounting” are considered “non-GAAP financial measures” under applicable SEC rules because they exclude the stock-based payment expense that is included in the directly comparable measures calculated in accordance with generally accepted accounting principles (“GAAP”) in the United States, which are shown in the column entitled “As Reported.” These non-GAAP financial measures are not a substitute for the reported GAAP measures.
The application of SFAS 123R had the following effect on reported amounts for the 13 and 39 weeks ended July 2, 2006 relative to the amounts that would have been reported using the intrinsic value method under the Company’s previous accounting (in thousands, except earnings per share):

	Consolidated Statements of Earnings
	13 Weeks Ended July 2, 2006			39 Weeks Ended July 2, 2006
				Using
	Using Previous	Stock-based	As	Previous	Stock-based	As
	Accounting	Compensation	Reported	Accounting	Compensation	Reported
Cost of sales including occupancy costs	$802,372	$2,517	$804,889	$2,335,978	$7,822	$2,343,800
Store operating expenses	678,624	7,978	686,602	1,953,227	20,814	1,974,041
Other operating expenses	66,930	2,548	69,478	184,353	7,921	192,274
General and administrative expenses	100,900	14,358	115,258	316,717	41,477	358,194
Operating income	241,974	(27,401)	214,573	774,348	(78,034)	696,314
Earnings before income taxes	247,002	(27,401)	219,601	782,787	(78,034)	704,753
Income taxes	83,402	(9,299)	74,103	284,364	(26,581)	257,783
Net earnings	163,600	(18,102)	145,498	498,423	(51,453)	446,970
Net earnings per common share—diluted	$0.20	$(0.02)	$0.18	$0.63	$(0.07)	$0.56
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Segment Results
Segment information is prepared on the basis that the Company’s management reviews financial information for operational decision-making purposes. The tables below present operating segment results net of intersegment eliminations for the 13 weeks ended July 2, 2006 (in thousands):

	13 Weeks Ended			13 Weeks Ended
	July 2,	July 3,	%	July 2,		July 3,
	2006	2005	Change	2006		2005
				As a % of U.S. total
				net revenues
United States
Net revenues:
Company-operated retail	$1,364,075	$1,141,555	19.5%	85.0%		85.2%
Specialty:
Licensing	162,421	129,355	25.6%	10.1%		9.7%
Foodservice and other	78,981	68,530	15.3%	4.9%		5.1%

Total specialty	241,402	197,885	22.0%	15.0%		14.8%

Total net revenues	1,605,477	1,339,440	19.9%	100.0%		100.0%

Cost of sales including occupancy costs	633,782	516,368		39.5%		38.6%
Store operating expenses	574,460	465,021		42.1	%(1)	40.7	%(1)
Other operating expenses	53,588	40,793		22.2	%(2)	20.6	%(2)
Depreciation and amortization expenses	71,435	63,027		4.4%		4.7%
General and administrative expenses	23,427	19,266		1.5%		1.4%

Income from equity investees	15,478	10,105		1.0%		0.8%

Operating income	$264,263	$245,070	7.8%	16.5%		18.3%

				As a % of International
				total net revenues

International
Net revenues:
Company-operated retail	$296,902	$215,050	38.1%	82.9%		82.0%
Specialty:
Licensing	53,846	40,975	31.4%	15.0%		15.6%
Foodservice and other	7,448	6,334	17.6%	2.1%		2.4%

Total specialty	61,294	47,309	29.6%	17.1%		18.0%

Total net revenues	358,196	262,359	36.5%	100.0%		100.0%

Cost of sales including occupancy costs	171,107	133,463		47.8%		50.9%
Store operating expenses	112,142	80,987		37.8	%(1)	37.7	%(1)
Other operating expenses	15,890	7,671		25.9	%(2)	16.2	%(2)
Depreciation and amortization expenses	18,089	14,015		5.1%		5.3%
General and administrative expenses	21,878	15,332		6.1%		5.8%

Income from equity investees	10,188	7,969		2.9%		3.0%

Operating income	$29,278	$18,860	55.2%	8.2%		7.2%

				As a % of total net
				revenues

Unallocated Corporate
Depreciation and amortization expenses	$9,015	$8,321		0.5%		0.5%
General and administrative expenses	69,953	56,039		3.5%		3.5%

Operating loss	$(78,968)	$(64,360)		(4.0)%		(4.0)%

(1)	Shown as a percentage of related Company-operated retail revenues.

(2)	Shown as a percentage of related total specialty revenues.
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The tables below present operating segment results net of intersegment eliminations for the 39 weeks ended July 2, 2006 (in thousands):

	39 Weeks Ended			39 Weeks Ended
	July 2,	July 3,	%	July 2,		July 3,
	2006	2005	Change	2006		2005
				As a % of U.S. total
				net revenues
United States
Net revenues:
Company-operated retail	$4,072,880	$3,375,922	20.6%	84.9%		85.4%
Specialty:
Licensing	487,738	374,626	30.2%	10.2%		9.5%
Foodservice and other	235,936	204,083	15.6%	4.9%		5.1%

Total specialty	723,674	578,709	25.0%	15.1%		14.6%

Total net revenues	4,796,554	3,954,631	21.3%	100.0%		100.0%

Cost of sales including occupancy costs	1,871,313	1,542,157		39.0%		39.0%
Store operating expenses	1,665,664	1,365,920		40.9	%(1)	40.5	%(1)
Other operating expenses	152,169	116,737		21.0	%(2)	20.2	%(2)
Depreciation and amortization expenses	208,255	185,181		4.3%		4.7%
General and administrative expenses	68,161	65,239		1.4%		1.6%

Income from equity investees	37,938	27,377		0.8%		0.7%

Operating income	$868,930	$706,774	22.9%	18.1%		17.9%

				As a % of International
				total net revenues
International
Net revenues:
Company-operated retail	$815,924	$623,291	30.9%	82.7%		82.5%
Specialty:
Licensing	150,033	114,209	31.4%	15.2%		15.1%
Foodservice and other	21,076	17,928	17.6%	2.1%		2.4%

Total specialty	171,109	132,137	29.5%	17.3%		17.5%

Total net revenues	987,033	755,428	30.7%	100.0%		100.0%

Cost of sales including occupancy costs	472,487	384,169		47.9%		50.9%
Store operating expenses	308,377	234,038		37.8	%(1)	37.5	%(1)
Other operating expenses	40,105	22,355		23.4	%(2)	16.9	%(2)
Depreciation and amortization expenses	49,843	41,232		5.0%		5.5%
General and administrative expenses	56,635	37,447		5.7%		5.0%

Income from equity investees	27,433	19,802		2.8%		2.6%

Operating income	$87,019	$55,989	55.4%	8.8%		7.4%

				As a % of total net
				revenues
Unallocated Corporate
Depreciation and amortization expenses	$26,237	$25,281		0.5%		0.5%
General and administrative expenses	233,398	153,479		4.0%		3.3%

Operating loss	$(259,635)	$(178,760)		(4.5)%		(3.8)%

(1)	Shown as a percentage of related Company-operated retail revenues.

(2)	Shown as a percentage of related total specialty revenues.
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United States
United States total net revenues increased by $266 million, or 20 percent, to $1.6 billion for the 13 weeks ended July 2, 2006, compared to $1.3 billion for the corresponding period of fiscal 2005. United States Company-operated retail revenues increased by $223 million, or 19 percent, to $1.4 billion, primarily due to the opening of 727 new Company-operated retail stores in the last 12 months and comparable store sales growth of six percent for the quarter. The increase in comparable store sales was due to a five percent increase in the number of customer transactions and a one percent increase in the average value per transaction.
Total United States specialty revenues increased by $44 million, or 22 percent, to $241 million for the 13 weeks ended July 2, 2006, compared to $198 million in the corresponding period of fiscal 2005. United States licensing revenues increased 26 percent to $162 million from $129 million in fiscal 2005, primarily due to higher product sales and royalty revenues as a result of opening 730 new licensed retail stores in the last 12 months and, to a lesser extent, growth in the licensed grocery and warehouse club business. United States foodservice and other revenues increased to $79 million, or 15 percent, from $69 million in fiscal 2005, primarily due to growth in new and existing foodservice accounts.
United States operating income increased by 8 percent to $264 million for the 13 weeks ended July 2, 2006, from $245 million for the same period in fiscal 2005. Operating margin decreased to 16.5 percent of related revenues from 18.3 percent in the corresponding period of fiscal 2005. The decrease was primarily due to higher store operating expenses from increased payroll-related expenditures and costs incurred related to regional leadership conferences, which were held during the third fiscal quarter of fiscal 2006, compared to the second quarter in fiscal 2005. Additionally, costs of sales including occupancy increased due to higher green coffee costs and higher distribution and utilities costs.
International
International total net revenues increased by $96 million, or 37 percent, to $358 million for the 13 weeks ended July 2, 2006, compared to $262 million for the corresponding period of fiscal 2005. International Company-operated retail revenues increased by $82 million, or 38 percent, to $297 million, primarily due to the opening of 228 new Company-operated retail stores in the last 12 months and comparable store sales growth of seven percent for the quarter. The increase in comparable store sales resulted from a four percent increase in the number of customer transactions coupled with a three percent increase in the average value per transaction.
Total international specialty revenues increased by $14 million, or 30 percent, to $61 million for the 13 weeks ended July 2, 2006, compared to $47 million in the corresponding period of fiscal 2005. The increase was primarily due to higher product sales and royalty revenues from opening 428 licensed retail stores in the last 12 months and sales of ready-to-drink coffee beverages introduced in Japan, Taiwan and Korea in the fall of 2005.
International operating income increased by 55 percent to $29 million for the 13 weeks ended July 2, 2006, compared to $19 million in the corresponding period of fiscal 2005. Operating margin increased to 8.2 percent of related revenues from 7.2 percent in the corresponding period of fiscal 2005. This improvement was primarily due to lower costs of sales including occupancy costs due primarily to leverage gained from fixed costs distributed over an expanded revenue base. The improvement was offset in part by higher marketing expenditures in support of the re-introduction of one of the Company’s ready-to-drink coffee beverages in Japan and higher payroll-related expenditures to support global expansion.
Unallocated Corporate
Unallocated corporate expenses increased to $79 million for the 13 weeks ended July 2, 2006, compared to $64 million in the corresponding period of fiscal 2005, primarily due to higher payroll-related expenses from stock-based compensation and additional employees to support continued rapid global growth. Total unallocated corporate expenses as a percentage of total net revenues were 4.0 percent for both the 13 weeks ended July 2, 2006 and July 3, 2005.
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Store Data
The Company’s store data for the periods presented are as follows:

	Net stores opened during the period
	13-week period		39-week period		Stores open as of
	July 2,	July 3,	July 2,	July 3,	July 2,	July 3,
	2006	2005	2006	2005	2006	2005
United States:
Company-operated Stores	208	141	526	373	5,393	4,666
Licensed Stores	187	142	517	383	2,952	2,222

	395	283	1,043	756	8,345	6,888

International:
Company-operated Stores (1)	47	33	162	106	1,357	1,129
Licensed Stores (1)	117	94	338	240	2,082	1,654

	164	127	500	346	3,439	2,783

Total	559	410	1,543	1,102	11,784	9,671

(1)	International store data has been adjusted for the acquisitions of the Southern China, Chile, Hawaii and Puerto Rico operations by reclassifying historical information from Licensed Stores to Company-operated Stores.
July 2006 Revenues
Starbucks Corporation today also reported consolidated net revenues of $596 million for the four-week period ended July 30, 2006, an increase of 20 percent from consolidated net revenues of $496 million for the same period in fiscal 2005. On a comparable store sales basis (stores open for at least 13 months), sales at Company-operated stores increased four percent for the four weeks ended July 30, 2006, as compared to the same four-week period in fiscal 2005.
For the 43 weeks ended July 30, 2006, consolidated net revenues were $6.4 billion, an increase of 23 percent from consolidated net revenues of $5.2 billion for the same 43 week period in 2005. Comparable store sales increased seven percent for the 43 weeks ended July 30, 2006, as compared to the same 43 weeks in fiscal 2005.
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Fiscal YTD Store Data
The Company’s store data for the periods presented are as follows:

	Net stores opened during
	the 43 weeks ended	Stores open as of
	July 30, 2006	July 30, 2006
United States:
Company-operated Stores	575	5,442
Licensed Stores	594	3,029

	1,169	8,471

International:
Company-operated Stores	179	1,374
Licensed Stores	357	2,101

	536	3,475

Total	1,705	11,946

Through the dedication of our passionate partners (employees), Starbucks Coffee Company has transformed the way people in 37 countries enjoy their coffee, one cup at a time. Starbucks is the premier purveyor of the finest coffee in the world, with nearly 12,000 retail locations in North America, Latin America, Europe, the Middle East and the Pacific Rim. The Company is committed to offering its customers the highest quality coffee and human connection through the Starbucks Experience, while striving to improve the social, environmental and economic well being of its partners, coffee farmers, countries of coffee origin, and the communities which it serves. Through Ethos Water, Starbucks demonstrates its long history of integrating a social conscience into all aspects of its business. The Company surprises and delights its customers by producing and selling bottled Starbucks Frappuccino® coffee drinks, Starbucks DoubleShot® espresso drink and Starbucks® superpremium ice creams through its joint venture partnerships, and Starbucks™ Coffee and Cream Liqueurs through a marketing and distribution agreement, in other convenient locations outside its retail operations. The Company’s brand portfolio includes superpremium Tazo® teas, Starbucks Hear Music™ compact discs, Seattle’s Best Coffee and Torrefazione Italia. These brands’ unique and innovative personalities allow Starbucks to appeal to a broad consumer base.
This release includes the following forward-looking statements: anticipated store openings, comparable store sales expectations, trends in or expectations regarding the Company’s net revenue, estimated stock-based compensation expense, expected capital expenditures, expected effective tax rate, and earnings per share results. These forward-looking statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties. Actual future results and trends may differ materially depending on a variety of factors including but not limited to, coffee, dairy and other raw material prices and availability, successful execution of internal performance and expansion plans, fluctuations in U.S. and international economies and currencies, the impact of initiatives by competitors, the effect of legal proceedings, and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the “Risk Factors” section of Starbucks Annual Report on Form 10-K for the fiscal year ended October 2, 2005. The Company assumes no obligation to update any of these forward-looking statements.
© 2006 Starbucks Coffee Company. All rights reserved.
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